UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

PETsMART, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY
The approximate date on which definitive copies of this proxy statement and accompanying proxy will be mailed is dependent upon review by the U.S. Securities and Exchange Commission

19601 North 27th Avenue
Phoenix, Arizona 85027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 23, 2005

TO THE STOCKHOLDERS OF PETSMART, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PETsMART, Inc., a Delaware corporation, will be held on Thursday, June 23, 2005, at 10:00 A.M. local time, at The Four Seasons Hotel Boston, 200 Boylston Street, Boston, Massachusetts 02116 for the following purposes:

1.	To elect four Directors to hold office until the 2008 Annual Meeting of Stockholders;

2.	To elect a Director to hold office until the 2006 Annual Meeting of Stockholders;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, for our fiscal year 2005, ending January 29, 2006;

4.	To approve an amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 250,000,000 to 625,000,000 shares; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 25, 2005, as the record date for the determination of stockholders entitled to notice of and to vote on the items listed above at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Scott A. Crozier
Secretary

May __, 2005

YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD FOR VOTING BY INTERNET OR BY TELEPHONE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON; OR, IF YOU PREFER, KINDLY MARK, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE (WHICH IS POSTAGE PREPAID, IF MAILED IN THE UNITED STATES). EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES OF RECORD ARE HELD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

CONTENTS

I.	PROXY MATERIALS AND ANNUAL MEETING
A.	Questions and Answers About the Proxy Materials and the Annual Meeting
1.	General — Why am I receiving these materials?
2.	Date, Time, and Place — When and where is the Annual Meeting of Stockholders?
3.	Purpose — What is the purpose of the Annual Meeting of Stockholders?
4.	Attending the Annual Meeting — How can I attend the Annual Meeting?
5.	Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?
6.	Householding and Electronic Distribution — How can I receive my proxy materials electronically?
7.	Record and Beneficial Holders — What is the difference between holding shares as a record holder versus a beneficial owner?
8.	Voting — Who can vote and how do I vote?
9.	Revocation of Proxy — May I change my vote after I return my proxy?
10.	Quorum — What constitutes a quorum?
11.	Voting Results — Where can I find the voting results of the Annual Meeting?
12.	Solicitation — Who will pay the costs of soliciting these proxies?
13.	Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?
14.	Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders, or to nominate individuals to serve as Directors?
15.	Nomination of Directors — How do I submit a proposed Director nominee to the Board for consideration?
II.	CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
A.	Report of the Corporate Governance Committee of the Board of Directors
B.	Proposal One — Election of Directors
C.	Proposal Two — Election of a Director
D.	Information about our Board of Directors
E.	Director Compensation
III.	AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
A.	Report of the Audit Committee of the Board of Directors
B.	Proposal Three — Ratification of Appointment of Independent Registered Public Accounting Firm
C.	Fees to Independent Registered Public Accounting Firm for Fiscal Year 2004 and 2003
IV.	COMPENSATION COMMITTEE AND EXECUTIVE COMPENSATION
A.	Report of the Compensation Committee of the Board of Directors on Executive Compensation
B.	Summary of Compensation
C.	Employment and Severance Arrangements
V.	STOCK
A.	Proposal Four — Amend our Restated Certificate of Incorporation to Increase the Authorized Number of Shares of Common Stock.
B.	Security Ownership of Certain Beneficial Owners and Management
C.	Section 16(a) Beneficial Ownership Reporting Compliance
D.	Stock Award Grants, Exercises, and Plans
1.	Option Grants in Fiscal Year 2004
2.	Aggregated Option Exercises in Fiscal Year 2004 and Option Values at January 30, 2005
3.	Equity Compensation Plans
E.	Performance Measurement Comparison
VI.	CERTAIN RELATIONSHIPS AND TRANSACTIONS
A.	Indemnity Agreements
B.	Change in Control and Severance Agreements
C.	Loans
D.	Relationships
VII.	OTHER MATTERS

19601 North 27th Avenue
Phoenix, Arizona 85027

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
June 23, 2005

ARTICLE I. PROXY MATERIALS AND ANNUAL MEETING

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1. Q:	General — Why am I receiving these materials?

A:

On or about May   , 2005, we sent the Notice of Annual Meeting of Stockholders, Proxy Statement, and Proxy Card to you, and to all stockholders of record as of the close of business on April 25, 2005, because the Board of Directors of PETsMART, Inc., is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. Also enclosed is our 2004 Annual Report.

2. Q:	Date, Time, and Place — When and where is the Annual Meeting of Stockholders?

A:	The Annual Meeting of Stockholders will be held on Thursday, June 23, 2005, at 10:00 A.M. local time, at The Four Seasons Hotel Boston, 200 Boylston Street, Boston, Massachusetts 02116.

3. Q:	Purpose — What is the purpose of the Annual Meeting of Stockholders?

A:	At our Annual Meeting, stockholders will act upon the matters outlined in this Proxy Statement and in the Notice of Annual Meeting on the cover page of this Proxy Statement, including the election of Directors, an amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock, and ratification of our independent registered public accounting firm. The Annual Meeting will be followed by a management presentation on our performance, and management will respond to questions from stockholders.

4. Q:	Attending the Annual Meeting — How can I attend the Annual Meeting?

A:	You are only entitled to attend the Annual Meeting if you were a PETsMART stockholder or joint holder as of the close of business on April 25, 2005, or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 25, 2005, a copy of the voting instruction card provided by your broker, trustee, or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

5. Q:	Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple Proxy Cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Proxy Card. Please vote each Proxy Card and voting instruction card that you receive.

6. Q:	Householding and Electronic Distribution — How can I receive my proxy materials electronically?

A:	If you received your Annual Meeting materials by United States mail, we encourage you to conserve natural resources, and significantly reduce printing and mailing costs by signing up to receive your PETsMART stockholder communications electronically. With electronic delivery, you will be notified via e-mail of the availability of the Annual Report and Proxy Statement on the Internet, and you can easily vote online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To enroll for electronic delivery, visit www.petm.com.

The Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for PETsMART. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact ADP Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder. Beneficial and record holders may also direct their written requests to PETsMART, Inc., 19601 North 27th Avenue, Phoenix, Arizona 85027, Attention: Corporate Secretary, or by phone at (623) 587-2025.

7. Q:	Record and Beneficial Holders — What is the difference between holding shares as a record holder versus a beneficial owner?

A:	Most PETsMART stockholders hold their shares through a broker or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:

Record Holders — If your shares are registered directly in your name with our Transfer Agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record or record holder. As the stockholder of record, you have the right to grant your voting proxy directly to PETsMART or to vote in person at the Annual Meeting. We have enclosed or sent a Proxy Card for you to use.

Beneficial Owner — If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you automatically, along with a voting instruction card from your broker, trustee, or nominee. As a beneficial owner, you have the right to direct your broker, trustee, or nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee, or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee, or nominee has enclosed or provided voting instructions for you to use in directing how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, or NYSE, on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

8. Q:	Voting — Who can vote and how do I vote?

A:	Only holders of our Common Stock at the close of business on April 25, 2005, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 25, 2005, we had outstanding and entitled to vote 143,070,086 shares of Common Stock. Each holder of our Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have four options for submitting their votes:

•	via the Internet;

•	by phone;

•	by mail, using the paper Proxy Card; or

•	in person at the Annual Meeting with a Proxy Card/legal proxy.

If you have Internet access, we encourage you to record your vote on the Internet at www.proxyvote.com. It is convenient for you and it saves PETsMART significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the date of our Annual Meeting, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see your Proxy Card or, if applicable, the e-mail you received for electronic delivery of this Proxy Statement. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone, or mail, will be superceded by the vote that you cast at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a legal proxy issued in your name.

9. Q:	Revocation of Proxy — May I change my vote after I return my proxy?

A:	Yes. Even after you have submitted your proxy/vote, you may revoke or change your vote at any time before the proxy is exercised by: the timely delivery of a valid, later-dated proxy, later-dated vote by telephone, or a later-dated vote via the Internet; timely written notice of revocation with our Corporate Secretary at our principal executive office at 19601 North 27th Avenue, Phoenix, Arizona 85027; or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

10. Q:	Quorum — What constitutes a quorum?

A:	Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the Common Stock outstanding on April 25, 2005, will constitute a quorum, permitting the Annual Meeting to proceed and business to be conducted. As of April 25, 2005, 143,070,086 shares of Common Stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of Common Stock representing at least 71,535,044 votes will be required to establish a quorum. Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting.

11. Q:	Voting Results — Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and publish final results in our Form 10-Q Quarterly Report for the second quarter of fiscal year 2005.

12. Q:	Solicitation — Who will pay the costs of soliciting these proxies?

A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, and mailing of this Proxy Statement, the Proxy Card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their reasonable costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone, or personal solicitation by our Directors, officers, or other regular employees. No additional compensation will be paid to our Directors, officers, or other regular employees for such services.

13. Q:	Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?

A:	Other than the four proposals described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Philip L. Francis, our Chief Executive Officer and Chairman of the Board, and Scott A. Crozier, our Senior Vice President, General Counsel, and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees are not available as a candidate for Director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

14. Q:	Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders, or to nominate individuals to serve as Directors?

A:	Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the deadline for submitting a stockholder proposal for inclusion in our Proxy Statement and Proxy Card for our 2006 Annual Meeting of Stockholders is January , 2006. Under our Bylaws, stockholders who wish to bring matters or propose Director nominees at our 2006 Annual Meeting of Stockholders must provide specified information to us between March 25, 2006, and April 24, 2006. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and Director nominations. PETsMART’s Bylaws have been published in the Corporate Governance section of the PETsMART website located at www.petm.com. Proposals by stockholders must be mailed to our Corporate Secretary at our principal executive office at 19601 North 27th Avenue, Phoenix, Arizona 85027.

15. Q:	Nomination of Directors — How do I submit a proposed Director nominee to the Board for consideration?

A:	You may propose Director nominees for consideration by the Board’s Corporate Governance Committee. Any such recommendation should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive office set forth above. Such recommendation should disclose all relationships that could give rise to a lack of independence and also contain a statement signed by the nominee acknowledging that he or she will owe a fiduciary obligation to PETsMART and our stockholders. The Report of the Corporate Governance Committee of the Board of Directors below provides additional information on the nomination process. In addition, please review our Bylaws in connection with nominating a Director for election at our Annual Stockholder Meeting.

ARTICLE II.    CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS

Over the course of PETsMART’s history, the Board of Directors has developed corporate governance practices consistent with its duties of good faith, due care, and loyalty, to help fulfill its responsibilities to our stockholders. The Corporate Governance Committee assists the Board of Directors with such duties as fulfilling its responsibility for oversight of corporate governance practices, Board and committee composition and governance, succession planning, and the nomination process of PETsMART Directors.

The Corporate Governance Committee acts under a written charter that was reviewed and approved by the Board of Directors in December 2003. In addition, the Corporate Governance Committee adopted the Corporate Governance Guidelines documenting many of the PETsMART governance practices. The Corporate Governance Committee Charter and PETsMART Corporate Governance Guidelines have been published in the Corporate Governance section of the PETsMART website located at www.petm.com.

Corporate Governance Philosophy

With a view to enhancing stockholder value over the long term, PETsMART is committed to having sound corporate governance practices. The culture at PETsMART demands integrity. The Board and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including associates, applicants, customers, suppliers, government officials, and the public at large. Directors, in performing their duties, are expected to promote the best interests of stockholders in terms of corporate governance, fiduciary responsibilities, compliance with applicable laws and regulations, and the maintenance of accounting, financial, disclosure, and other controls. In all actions taken by the Board, the Directors are expected to exercise their business judgment in what they reasonably believe to be in the best interests of PETsMART.

Independence

Board member independence is an essential element of PETsMART corporate governance. The Board of Directors has determined that each of the current Directors, except Philip L. Francis, Chairman of the Board and Chief Executive Officer, is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to PETsMART. Each member of the Corporate Governance Committee, Compensation Committee, and Audit Committee meets the applicable rules and regulations regarding “independence.”

Corporate Governance Committee Charter

The Corporate Governance Committee Charter identifies the roles and responsibilities that govern the Corporate Governance Committee, such as:

•	reviewing and approving the Corporate Governance Guidelines and the revised Corporate Governance Committee Charter;

•	reviewing the succession planning practices and procedures of PETsMART;

•	providing the Board with a recommendation relating to the succession of the CEO, in the event his employment terminates for any reason;

•	evaluating the overall effectiveness of the organization of the Board and the performance by the Board and each of its members;

•	conducting a formal evaluation of the performance of the Chief Executive Officer;

•	reviewing the skills and characteristics required for the Board with the skills and characteristics actually represented through individuals on the Board;

•	developing lists of desirable Director candidates;

•	reviewing and recommending the nominated slate of Directors for election; and

•	reviewing and recommending approval by the Board of Directors to fill the position of Lead Director, as well as Committee Chairs and Committee members.

Nomination Process — Qualifications

The Corporate Governance Committee is responsible for reviewing the appropriate skills and characteristics required of Directors in the context of prevailing business conditions, and in its nominating committee capacity, for making recommendations regarding the size and composition of the Board. The objective of the Corporate Governance Committee is to create and sustain a Board that brings to PETsMART a variety of perspectives and skills derived from high-quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. We endeavor to have a Board representing diverse experience at policy-making levels in business, government, education, and technology, and in areas that are relevant to PETsMART’s business activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time.

We will consider all stockholder recommendations for candidates for the Board and, to date, we have not received a timely director nominee from a stockholder or stockholders holding more than 5% of our Common Stock. Any recommendation should be sent to the PETsMART Corporate Secretary at our principal executive office at 19601 North 27th Avenue, Phoenix, Arizona 85027. The Corporate Governance Guidelines, which are published in the Corporate Governance section of the PETsMART website located at www.petm.com, specify various qualifications and qualities required for Directors. In addition, further details about the nomination process may be found above in the question entitled “Nomination of Director Candidates — How do I submit a proposed Director nominee to the Board for consideration?”

We also consider potential candidates recommended by current Directors, officers, employees, and others. We also retain the services of search firms to provide us with candidates, especially when we are looking for a candidate with a particular expertise, quality, skill, or background. The Corporate Governance Committee screens all potential candidates in the same manner, regardless of the source of the recommendation. Our review is typically based on any written materials provided with respect to the potential candidate. The Committee, while considering the current composition of the Board, determines whether the candidate meets our minimum qualifications, as set forth above, and specific qualities and skills for Directors, and whether requesting additional information or an interview is appropriate. Prior to completing this evaluation, the Committee conducts face to face interviews between members of the Corporate Governance Committee and the potential candidate, and then makes a recommendation to the full Board as to the persons who should be nominated by the Board. The Board determines the nominees after considering the recommendation of the Committee.

Code of Business Ethics and Policies

All PETsMART associates must act ethically at all times and in accordance with the policies comprising the PETsMART Code of Business Ethics and Policies. We demand full compliance with this policy and all designated associates, including the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, and such other individuals performing similar positions, have signed a certificate acknowledging that they have read, understood, and will continue to comply with the policy. PETsMART includes the Code of Business Ethics and Policies in new hire materials and periodically requires appropriate associates to recertify as to their understanding of and compliance with the policy. The policy is published and any amendments or waivers thereto will be published in the Corporate Governance section of the PETsMART website located at www.petm.com.

Stockholder Communication

Stockholders and other parties interested in communicating with our Board of Directors may do so by writing to the Board of Directors, PETsMART, Inc., 19601 North 27th Avenue, Phoenix, Arizona 85027, or by e-mail at PETsMARTBoard@ssg.petsmart.com. Our Corporate Governance Guidelines set forth the process for handling letters received by PETsMART and addressed to the Board of Directors. Under that process, the Chief Legal Officer/Corporate Secretary of PETsMART is responsible for reviewing, summarizing, and sending a copy to the Board, the Lead Director, or Committee Chairperson, whichever is applicable, any correspondence that deals with the functions of the Board or committees, ethical issues, or general matters that would be of interest to the Board. Directors may at any time review a log of all correspondence received by PETsMART that is addressed to non-employee members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are immediately brought to the attention of the PETsMART internal Disclosure and Ethics Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Corporate Governance Committee of the Board of Directors

Lawrence Del Santo
Ronald Kirk
Walter J. Salmon

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation and Bylaws provide that our Board of Directors be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of Directors, with each class having a three-year term. Vacancies on our Board may be filled by persons elected by a majority of the remaining Directors. A Director elected by our Board to fill a vacancy, including a vacancy created by an increase in size of our Board of Directors, will serve for the remainder of the full term of the class of Directors in which the vacancy occurred and until that Director’s successor is elected and qualified.

The Board of Directors is presently composed of eleven members, ten of whom are non-employee, independent Directors. There are no vacancies. If Mr. Amin I. Khalifa is not elected by the stockholders pursuant to Proposal Two below, our Board will be decreased to ten members. There are four Directors in the class whose terms of office expire in 2005. Mr. Gregory P. Josefowicz was appointed to the Board of Directors in December 2004 by the Board on the recommendation of the Corporate Governance Committee. Mr. Josefowicz was identified through the efforts of a third-party search firm retained by PETsMART at the direction of the Corporate Governance Committee. Mr. Lawrence A. Del Santo, Mr. Philip L. Francis, and Mr. Richard K. Lochridge are the other three Directors whose terms expire in 2005, and all are nominees for re-election and all were previously elected by our stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2008 Annual Meeting of Stockholders and until their successors are elected and qualified, or until their death, resignation, or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Directors may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each nominee:

Nominees for Election for a Three-Year Term Expiring at the 2008 Annual Meeting

Lawrence A. Del Santo, age 71, has been a Director of PETsMART since September 1998. From 1994 until his retirement in 1997, Mr. Del Santo served as the Chairman and Chief Executive Officer of The Vons Companies, Inc., a supermarket retailer. From 1993 to 1994, he served as Senior Vice President and Chief Operating Officer of American Stores Company, a grocery retailer. Mr. Del Santo also serves as a Director of Supervalu Inc.

Philip L. Francis, age 58, has been a Director of PETsMART since June 1989 and our Chief Executive Officer since March 1998. In September 1999, he was also named Chairman of the Board, and from 1998 to 2001, he was also the President of PETsMART. From 1991 to 1998, he held various positions with Shaw’s Supermarkets, Inc., a subsidiary of J Sainsbury plc, including Chief Executive Officer, Chief Operating Officer, and President. Prior to that he held several senior management positions for Roundy’s, Inc., Cardinal Health, Inc., and the Jewel Companies, Inc.

Gregory P. Josefowicz, age 52, has been a Director of PETsMART since December 2004. Since 1999, Mr. Josefowicz has served as a Director and President and Chief Executive Officer of Borders Group, Inc., and in 2002 he was also named Chairman of the Board. Prior to that Mr. Josefowicz had a long career with Jewel-Osco, a Midwest food and drug store chain, where he began working as a high school student. He was named President of that company in 1997. Mr. Josefowicz also serves as a Director of Ryerson Tull, Inc., and Spartan Stores, Inc.

Richard K. Lochridge, age 61, has been a Director of PETsMART since June 1998. Mr. Lochridge is the founder, and has been President, since 1986, of Lochridge & Company, Inc., a management-consulting firm. He also serves as a Director of Lowe’s Companies, Inc., John H. Harland Company, and Dover Corp.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

PROPOSAL TWO

ELECTION OF A DIRECTOR

Our Bylaws provide when a vacancy in our Board arises, whether by an increase in the size of our Board or due to the departure of a board member, that the Board may fill the vacancy with a person elected by a majority of the remaining Directors. Our Bylaws also provide that at the election of the Board, it may choose to have such vacancy filled through an election by the stockholders.

In March 2005, the Board, on the recommendation of the Corporate Governance Committee, appointed Mr. Amin I. Khalifa. Mr. Khalifa was identified through the efforts of a third-party search firm retained by PETsMART at the direction of the Corporate Governance Committee. Due to the proximity of the Annual Meeting with the decision of the Board to elect Mr. Khalifa, the Board decided to seek stockholder approval to have Mr. Khalifa continue serving as a director until the 2006 Annual Meeting of Stockholders. To this end, Mr. Khalifa has been nominated by the Board on the recommendation of the Corporate Governance Committee for election by the stockholders to continue serving in the class of Directors, which is presently composed of four members, including Mr. Khalifa, until the 2006 Annual Meeting of Stockholders. If elected at the Annual Meeting, Mr. Khalifa would continue to serve until the 2006 Annual Meeting of Stockholders, and until his successor is elected and qualified, or until his death, resignation, or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. Khalifa. In the event Mr. Khalifa should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Directors may propose. Mr. Khalifa has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.

Set forth below is the biographical information for Mr. Khalifa:

Nominee for Election for a One-Year Term Expiring at the 2006 Annual Meeting

Amin I. Khalifa, age 50, has been a Director of PETsMART since March 2005. Mr. Khalifa is Executive Vice President and Chief Financial Officer for Apria Healthcare Group Inc., with responsibility for the company’s financial functions, as well as purchasing, contract services, and investor relations. From June 1999 to September 2003, Mr. Khalifa served as Vice President and Chief Financial Officer of Beckman Coulter, Inc., a manufacturer of diagnostic laboratory equipment and instruments. Prior to that, Mr. Khalifa served as the Chief Financial Officer and held other executive financial positions at the Agricultural Sector of Monsanto Company, Aetna Health Plans, and PepsiCo, Inc.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE NAMED NOMINEE

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Directors Continuing in Office Until the 2006 Annual Meeting

Rita V. Foley, age 52, has been a Director of PETsMART since June 2004. Since 2001, Ms. Foley has served as Senior Vice President of MeadWestvaco Corporation, and in 2002 became the President of the Consumer Packaging Group of MeadWestvaco Corporation, a leading global provider of packaging to the entertainment, healthcare, cosmetics, and consumer products industries. From 2001 to 2002, she was the Chief Operating Officer of MeadWestvaco’s Consumer Packaging Group. Ms. Foley held various senior positions from 1999 to 2001 within Westvaco, the predecessor to MeadWestvaco, including Senior Vice President and Chief Information Officer. Ms. Foley has also held various executive global sales, marketing, and general management positions at Harris Lanier, Digital Equipment Corporation, and QAD, Inc. She also serves on the boards of the Council of the Americas and Pro Mujer.

Ronald Kirk, age 50, has been a Director of PETsMART since June 2003. Mr. Kirk has been a Partner in the Public Policy and Finance Section of the law firm of Vinson & Elkins, LLP, since February 2005. From 1994 to 2005, he was a Partner in the Corporate and Securities Practice of the law firm of Gardere Wynne Sewell LLP. From 1995 to 2001, he was also the Mayor of Dallas, Texas. Mr. Kirk also serves as a Director of Brinker International, Inc., and Dean Foods Company.

Walter J. Salmon, age 74, has been a Director of PETsMART since June 1997. He has been the Stanley Roth, Sr., Professor of Retailing, Emeritus, at the Harvard University Business School since 1997, and was the Stanley Roth, Sr., Professor of Retailing, from 1980 to 1997. Mr. Salmon also serves as a Director of The Neiman Marcus Group, Inc., Stage Stores, Inc., and Party City Corporation.

Directors Continuing in Office Until the 2007 Annual Meeting

Barbara A. Munder, age 59, has been a Director of PETsMART since March 1999. Since January 2005, she has served as Executive Director of the operating groups, Institutional Investor Institute and The Hedge Fund Institutional Forum to Euromoney Institutional Investor PLC, an international business-to-business publisher, largely in the international finance, law, tax, energy, and transport sectors. From 2002 to 2004, she served as Senior Advisor to Euromoney Institutional Investor PLC, and as a Director of the operating group, Institutional Investor Institute. From 2001 to 2002, she was a principal of Munder & Associates, a marketing and web strategy-consulting firm. Also during 2001, she was Chief Operating Officer of Womenfuture LLC, a distance learning company. From 1994 to 2000, Ms. Munder held various positions with The McGraw-Hill Companies, Inc., including Senior Vice President, New Initiatives, with oversight for corporate-wide electronic commerce; and Senior Vice President, Corporate Affairs, with responsibility for branding, marketing, communications, and Washington affairs.

Thomas G. Stemberg, age 56, has been a Director of PETsMART since April 1988. In February 2005, he became a venture partner with Highland Capital Partners, a venture capital firm. From 1998 to 2005, Mr. Stemberg served as Executive Chairman of Staples, Inc., an office supply superstore retailer, and from 1986 until 2001, he also served as Chief Executive Officer of Staples, Inc. Mr. Stemberg also serves as a Director of The Nasdaq Stock Market, Inc., CarMax, Inc., and Polycom, Inc.

Jeffery W. Yabuki, age 45, has been a Director of PETsMART since June 2004. Since 2002, Mr. Yabuki has served as Executive Vice President and Chief Operating Officer for H&R Block, Inc., a financial services firm, and from 1999 to 2002, he served as the President of H&R Block International. From 1987 to 1999, Mr. Yabuki held various executive positions with American Express Company, a financial services firm, including President and Chief Executive Officer of American Express Tax and Business Services, Inc.

Board Committees and Meetings

During the fiscal year ended January 30, 2005, the Board of Directors held four meetings. The independent Directors met without any management present at each regularly scheduled Board meeting. Our Lead Director during fiscal year 2004 was Mr. Del Santo, who typically presided over the executive sessions. The Board has an Audit Committee, a Compensation Committee, and a Corporate Governance Committee. During fiscal year 2004, all Directors attended at least 75% of the aggregate meetings of the Board and of the committees on which they served that were held during the period for which they were a Director or committee member, respectively. Directors are invited and are expected to attend the Annual Meeting of Stockholders, and all Directors attended the 2004 Annual Meeting of Stockholders, other than Thomas G. Stemberg who had a long-standing conflict, and Jeffery W. Yabuki, who was elected at that meeting.

Audit Committee: The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to our stockholders with respect to its oversight of: the quality and integrity of PETsMART’s financial statements and disclosures; our compliance with legal and regulatory requirements; the relationship with our internal auditors and our independent registered public accounting firm, including their independence; the audit and additional services; and our internal and disclosure controls. During fiscal year 2004, the Audit Committee was initially composed of the following independent Directors: Mr. Lochridge, Ms. Nancy J. Pedot, and Mr. Thomas D. O’Malley. Mr. O’Malley retired from the Board and was replaced by Mr. Yabuki in June 2004. Ms. Pedot retired from the Board and was replaced on the Audit Committee by Mr. Del Santo in October 2004, who served until March 2005. Mr. Josefowicz served on the Audit Committee from December 2004 until March 2005. In March 2005, Mr. Khalifa joined the Audit Committee. Currently, the Audit Committee is comprised of Messrs. Lochridge, Yabuki, and Khalifa, and all three have been designated by the Board of Directors as audit committee financial experts as defined in applicable SEC Rules. The Board made a qualitative assessment of Messrs. Lochridge’s, Yabuki’s, and Khalifa’s level of knowledge and experience based on a number of factors, including their education, work experience, management and director experience. All members of our Audit Committee are financially literate and are independent, as independence is defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Audit Committee met six times during fiscal year 2004, and its report is shown on page 13. The Board of Directors has adopted a written Audit Committee Charter, which is attached as Exhibit A to these proxy materials.

Compensation Committee: The Compensation Committee makes recommendations concerning salaries and incentive compensation awards, stock awards to employees and consultants under our equity incentive plans, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. All members of our Compensation Committee are independent, as independence is defined in Rule 4200(a)(15) of the Nasdaq listing standards. During fiscal year 2004, the Compensation Committee was initially composed of the following independent Directors: Ms. Munder and Messrs. Stemberg and Del Santo. Ms. Foley replaced Ms. Munder on the Compensation Committee in December 2004, and Mr. Josefowicz became a member of the Compensation Committee in March 2005. Currently, the Compensation Committee is comprised of Ms. Foley and Messrs. Del Santo, Josefowicz, and Stemberg. The Compensation Committee met three times during fiscal year 2004, and its report is shown on pages 16, 17, and 18.

Corporate Governance Committee: The Corporate Governance Committee provides advice and assistance relating to corporate governance, to the organization and functioning of our Board of Directors and its committees, and to the nomination and selection of members for our Board of Directors and appointments to its committees. During fiscal year 2004, the Corporate Governance Committee was composed of the following independent Directors: Messrs. Del Santo, Kirk, and Salmon. Ms. Foley became a member of the Corporate Governance Committee in June 2004, and was replaced by Ms. Munder in December 2004. All members of our Corporate Governance Committee are independent, as independence is defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Corporate Governance Committee met five times during fiscal year 2004, and its report is shown on pages 5, 6, and 7.

DIRECTOR COMPENSATION

For calendar year 2004, each independent Director received a quarterly retainer of $7,500. In addition, each independent Director received a fee of $1,500 for in-person attendance and $1,000 for telephonic attendance at each Board and committee meeting. The Lead Director received an additional quarterly retainer of $5,000. The committee chairs for the Compensation Committee and the Corporate Governance Committee each receive $2,500 quarterly, and the Audit Committee chair receives $3,750 quarterly. Independent Directors may elect to receive up to one-half of their annual retainer in cash and the remainder in shares of our Common Stock. The fair market value of the shares of Common Stock is ascertained by averaging the closing prices of the Common Stock for the five consecutive trading days prior to the week before the last day of each calendar quarter. Independent Directors may elect to defer all of their cash compensation above into our Non-Qualified Deferred Compensation Plan. For calendar year 2004, the total compensation earned by all independent Directors in the aggregate was $238,608 in cash and $174,949 worth of Common Stock, based on the fair market value of the Common Stock on the date of grant, representing an aggregate of 5,742 shares. In addition, Directors are also eligible for reimbursement for their actual expenses incurred in connection with attendance at Board and committee meetings.

During fiscal year 2004, each independent Director also received restricted stock grants under our 1997 Equity Incentive Plan. In February 2004, each independent Director who served in that capacity for at least six months was granted $60,000 worth of restricted stock and each independent Director, upon initially being elected, thereafter was granted $125,000 worth of restricted stock. This restricted stock generally cliff vests in four years. In February 2004, each independent Director was granted 2,561 shares of restricted stock, and in February 2005, each independent Director was granted 1,986 shares of restricted stock.

As of March 2, 2005, our current independent Directors (over the length of their service):

•	had received in the aggregate 18,422 shares of Common Stock in connection with their annual retainer;

•	had been granted in the aggregate options to purchase 334,569 shares of Common Stock at an average weighted exercise price of $8.62249 per share;

•	had exercised in the aggregate options for 18,000 shares of Common Stock; and

•	had been granted in the aggregate 44,615 shares of restricted stock.

ARTICLE III.    AUDIT COMMITTEE AND
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of PETsMART. The Audit Committee acts under a written charter that is attached as Exhibit A.

The Audit Committee oversees PETsMART’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. PETsMART has an Internal Audit Department that is actively involved in examining and evaluating PETsMART’s financial, operational, and information systems activities and reports functionally to the Chair of the Audit Committee and administratively to management. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the periodic reports, including the audited financial statements in our Annual Report on Form 10-K. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of PETsMART’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communication with Audit Committees, AU Section 380). In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and PETsMART, including the matters in the written disclosures and the Letter from the Independent Registered Public Accounting Firm required by the Independence Standards Board, Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee discussed with PETsMART’s independent registered public accounting firm the overall scope and plans for their audit, and has developed a pre-approval process for all independent registered public accounting firm services. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of PETsMART’s internal and disclosure controls, and the overall quality of PETsMART’s financial reporting. The Audit Committee held six meetings during fiscal year 2004.

The Audit Committee has determined that the rendering of tax services by Deloitte & Touche LLP is compatible with maintaining their independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in PETsMART’s Annual Report on Form 10-K for the fiscal year ended January 30, 2005, for filing with the SEC. The Audit Committee has appointed Deloitte & Touche LLP to be PETsMART’s independent registered public accounting firm for the fiscal year ending January 29, 2006.

Audit Committee of the Board of Directors

Amin I. Khalifa
Richard K. Lochridge
Jeffery W. Yabuki

[1]	The material in this report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any PETsMART filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2006. Services provided to PETsMART by Deloitte & Touche LLP in fiscal year 2004 are described under “Fees to Independent Registered Public Accounting Firm for Fiscal 2004 and 2003” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee on page 13.

Deloitte & Touche has audited the financial statements of PETsMART since February 1999. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of PETsMART and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL THREE

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2004 AND 2003

The following table shows the fees billed to PETsMART for services provided by Deloitte & Touche LLP for our fiscal years 2004 and 2003:

	2004	2003
Audit Fees	$1,869,000	$979,000
Audit-Related Fees	23,000	69,000
Tax Fees	1,085,000	757,000
All Other Fees	0	0
Total	$2,977,000	$1,805,000

Audit Fees. This category includes the audit of PETsMART’s annual financial statements, audit of internal control over financial reporting, review of financial statements included in PETsMART’s Form 10-Q Quarterly Reports, and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, consents related to SEC and other registration statements, and the preparation of an annual “management letter” on internal control matters. The increase in fiscal year 2004, compared to fiscal year 2003, was primarily due to the work to express an opinion on management’s assessment of PETsMART’s internal control over financial reporting and an opinion on the effectiveness of our controls.

Audit-Related Fees. This category consists of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of PETsMART’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include benefit plan audits, internal control reviews, and other accounting consulting.

Tax Fees. This category consists of professional services rendered by Deloitte & Touche LLP for tax compliance and tax return preparation of $983,000 and $673,000 in fiscal years 2004 and 2003, respectively, and for technical tax advice of $102,000 and $84,000 in fiscal years 2004 and 2003, respectively.

All Other Fees. There were no other professional services rendered by Deloitte & Touche LLP in fiscal year 2004 or 2003.

The Audit Committee has determined that the rendering of tax services by Deloitte & Touche LLP is compatible with maintaining their independence.

The Audit Committee has established procedures for the pre-approval of all audit and permitted non-audit-related services provided by our independent registered public accounting firm. The procedures include, in part, that: (1) the Audit Committee, on an annual basis, shall pre-approve the independent registered public accounting firm’s engagement letter/annual service plan; (2) the Audit Committee Chair has been delegated the authority to pre-approve any permitted non-audit services up to $50,000 per individual proposed service; (3) the Audit Committee must pre-approve any permitted non-audit services that exceed $50,000 per individual proposed service; and (4) at each regularly scheduled Audit Committee meeting: (a) the Audit Committee Chair will review any services that were pre-approved since the last Audit Committee meeting; and (b) a review will be conducted of the services performed and fees paid since the last Audit Committee meeting.

ARTICLE IV.    COMPENSATION COMMITTEE AND EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION1

The Compensation Committee of our Board of Directors is responsible for establishing the policies and programs that govern all of the compensation of our executive officers. The Committee comprises independent directors, who are appointed by the Board. The Compensation Committee Charter, approved by the Board, clearly states the duties and responsibilities of the Committee. During fiscal year 2004, the Committee retained a third-party compensation consulting firm to advise it on compensation matters. The Board reviews all decisions by the Committee relating to the compensation of our executive officers.

Compensation Philosophy

Our philosophy is based on the principle of pay for performance and we believe it helps focus management on the long-term interests of stockholders. We believe a significant portion of overall compensation should be at risk through performanced based bonus awards and equity-based compensation. As a result, our base salaries are at approximately the 50th percentile for comparable companies and benefits and perquisites are limited. The three main components of executive compensation: (1) base salary, (2) annual performance bonus, and (3) long-term equity incentive compensation consisting of stock options and restricted stock, are designed to:

•	ensure that PETsMART executives have clear goals and accountability with respect to PETsMART’s performance;

•	pay for performance;

•	establish pay opportunities that are competitive based on prevailing industry practices, our stage of growth, and the labor markets in which we operate to attract, retain, and motivate key executive talent; and

•	align incentive and equity compensation with the long-term interests of PETsMART stockholders.

Compensation Program

All three main components of our executive compensation program are intended to attract, retain, and motivate highly effective executives:

1.  Base Salary for executive officers is set annually by reviewing, in order of importance, the skills and performance levels of individual executives, the needs of PETsMART, and the competitive pay practices of comparable companies. The Committee believes the base annual salaries PETsMART pays to its executives are at approximately the 50th percentile of comparable companies in the retail industry.

2.  Annual Performance Bonus is designed to motivate executives to attain short-term and long-term corporate and business goals. Our policy is to have a significant portion of an executive’s total cash compensation tied to PETsMART’s overall performance. At the beginning of each fiscal year, under the Executive Short-Term Incentive Plan, or the ESTIP, each executive officer is assigned a bonus award target equal to a specified percentage of his or her annual base salary.

The ESTIP, which was approved by the stockholders in 2002, provides incentive compensation for those executive officers that might receive compensation in excess of the amounts deductible under Section 162(m) of the Internal Revenue Code of 1986, or the Code. The incentive targets and the bonus award target for each executive are determined by the Committee at the beginning of each fiscal year based on the executive’s position and responsibilities.

The actual bonus payout to an executive officer is a function of three measures for the prior fiscal year: (a) PETsMART’s overall performance relative to an earnings per share target; (b) return on investment; and (c) certain customer satisfaction metrics. The weight of each measure and the incentive amount is determined by the executive officer’s position.

The Committee approves all bonuses based on the actual performance of PETsMART versus the pre-approved targets mentioned above. As a result of PETsMART exceeding our earnings per share, return on investment, and our minimum customer service targets, a bonus award was paid out for fiscal year 2004, for Messrs. Francis, Kullman, and Moran at 123% and for Ms. Fitzgerald and Mr. Truesdale at 114% of their bonus target.

3.  Equity-Based Incentive Compensation is provided to certain employees, including executive officers, as a retention tool and to link a portion of the compensation of our executive officers to the long-term financial success of PETsMART, thereby maximizing stockholder value. This is facilitated through the 2003 Equity Incentive Plan, or the 2003 Plan, and our 1997 Equity Incentive Plan, or the 1997 Plan.

Under the 1997 and 2003 Plan, executive officers are granted stock options based on their responsibilities and positions. These options generally terminate 10 years from the date of grant, or earlier if employment terminates, subject to vesting during the participant’s employment with PETsMART. Options historically have vested over a period of four years with 25% of the shares vesting on the one-year anniversary of the date of grant and the remaining 75% of the shares vesting each month thereafter on a ratable basis over a period of 36 months in accordance with their terms.

Commencing January 2005, vesting was changed for future grants to be 25% annually. Executive officers were granted options to purchase an aggregate of 596,000 shares during fiscal year 2004. In granting options under the 2003 Plan, the Committee takes into account each executive’s responsibilities, relative position at PETsMART, and past grants.

In fiscal year 2004, executive officers also received restricted stock from the 2003 Plan. The restricted stock grants become 100% vested generally on the fourth anniversary of the date of grant, provided the employee is still employed by PETsMART at that time. We refer to such vesting as four-year cliff vesting.

In fiscal year 2005, we continued to grant restricted stock to executive officers, in addition to stock options, from the 1997 and 2003 Plans with four-year cliff vesting, subject to extension if necessitated by the individual restricted stock agreement. The Committee provided for earlier vesting of restricted stock in the event of a change in control of PETsMART, other corporate transaction event or, in some cases, due to a retirement that is pursuant to the requirements as set forth in the grant documents.

The purpose of our equity incentive plans is to instill the economic incentives of ownership and to create management long-term incentives to improve stockholder value. The use of four-year cliff vesting for restricted stock, as well as the January 2005 revisions to move to annual stock option vesting, enhance the retention philosophy of the PETsMART equity plans and support the pay for performance philosophy.

Other Executive Compensation

1.  Benefits. We provide benefit programs to executive officers and to other employees, including the 401(k) Savings Plan, medical/dental/vision benefits, and the 2002 Employee Stock Purchase Plan, which allows employees to purchase shares of our Common Stock at a discount, subject to certain limitations. In addition, PETsMART has implemented a Non-Qualified Deferred Compensation Plan that allows executive officers and certain management-level employees to defer receipt of certain salary and cash bonus payments, on a pre-tax basis. The amount deferred under the Non-Qualified Deferred Compensation Plan may be indexed to certain approved investment funds. PETsMART matches a percentage of employee deferrals up to a maximum employee deferral of 10% of the salary of the employee. The actual amount PETsMART matches is a function of PETsMART’s overall performance relative to an earnings per share target.

2.  Perquisites. We believe perquisites for executive officers should be limited in scope and value. As a result, PETsMART has historically given nominal perquisites. For example, PETsMART does not provide common fixed cost executive programs such as automobile allowances, country club memberships, personal use of PETsMART aircraft, or the like. Executives receive the same employee discount that all other PETsMART employees receive. In addition, during fiscal year 2004, we provided our executive officers with limited supplemental income via taxable reimbursements for services like financial planning, life insurance, and tax preparation, which are focused on assisting executive officers in achieving the highest value from their compensation package. See “Certain Relationships and Transactions” below.

Chief Executive Officer Compensation

Philip L. Francis has been a Director of PETsMART since 1989 and Chief Executive Officer since March 1998. In September 1999, he was also named Chairman of the Board, and from 1998 to 2001, he was also President. PETsMART has entered into an employment agreement with Mr. Francis that provides for an annual salary and bonus to be determined from time to time by the Board, at its discretion.

Mr. Francis is eligible to participate in the same executive compensation plans available to the other PETsMART executive officers. Effective February 1, 2004, the Board increased the salary for Mr. Francis from $825,000 to $853,875, and effective January 31, 2005, the Board increased his salary to $875,000.

In 2004, the maximum bonus potential for Mr. Francis was 300%. In recognition of the leadership and significant contributions of Mr. Francis and because of PETsMART’s performance, he received a bonus award of 123% of his incentive target for fiscal year 2004, in the amount of $1,047,704. The incentive bonus award target for Mr. Francis for fiscal year 2005 is 100% of his base salary, and is subject to a maximum payment of 300% of his base salary.

The Board set the compensation for Mr. Francis based on its evaluation of various factors, the importance of the exceptionally high level of leadership and strategic planning required for this job, as well as relevant market data of executive compensation of comparable companies in the retail industry and other companies comparable in size. The Committee retained an executive compensation consulting firm to help review this information.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

Section 162(m) of the Code limits PETsMART to a deduction for federal income tax purposes of no more than $1 million of compensation paid in a taxable year to each executive officer named in the Summary Compensation Table. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m).

The ESTIP and the 2003 Plan have been designed and administered in a manner intended to qualify bonus awards and stock option grants to the named executive officers as “performance-based compensation.” While PETsMART makes an effort to ensure it will be able to deduct the compensation it pays, if compliance with Section 162(m) conflicts with the PETsMART compensation philosophy, or what is believed to be in the best interests of PETsMART and its stockholders, we may conclude that paying non-deductible compensation is more consistent with that philosophy and in the best interest of PETsMART and our stockholders.

For example, in February 2003, 2004, and 2005, we approved awards of restricted stock to certain of our executive officers, including Mr. Francis, all subject to four-year cliff vesting. It is likely any deduction in connection with the award will be limited, by the application of Section 162(m). We believe, the award forms an important part of our executive officers’ total compensation and incentive program, notwithstanding the possible application of the Section 162(m) limitation.

Compensation Committee of the Board of Directors

Lawrence A. Del Santo
Rita V. Foley
Gregory P. Josefowicz
Thomas G. Stemberg

[1]	The material in this report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any PETsMART filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended January 30, 2005; February 1, 2004; and February 2, 2003; compensation awarded to, paid to, or earned by, our Chief Executive Officer and our other four most highly compensated executive officers on January 30, 2005:

					Long-Term Compensation Awards
		Annual Compensation			Securities Underlying
Name and Principal Position	Fiscal Year	Salary(1)	Bonus(1)		Restricted Stock		Stock Options(2)	All Other Compensation(1)
Philip L. Francis	2004	$853,875	$1,047,704		$1,171,000	(3)	100,000	$41,351	(4)
Chairman of the Board and	2003	$825,000	$1,790,250		$2,157,600	(5)	135,000	$69,585	(6)
Chief Executive Officer	2002	$707,382	$1,810,898		0		400,000	$56,954	(7)

Robert F. Moran	2004	$650,000	$607,884	(9)	$1,024,625	(3)	87,500	$31,635	(8)
President and Chief	2003	$600,000	$999,718	(9)	$1,264,800	(5)	120,000	$83,128	(10)
Operating Officer	2002	$548,708	$1,075,831	(9)	0		200,000	$44,936	(11)

Barbara A. Fitzgerald	2004	$382,294	$242,649	(9)	$731,875	(3)	42,500	$18,843	(12)
Senior Vice President,	2003	$365,104	$424,277	(9)	$252,960	(5)	60,000	$84,654	(13)
Operations	2002	$350,426	$486,112	(9)	0		75,000	$29,295	(14)

Anthony N. Truesdale	2004	$376,726	$214,922		$1,087,075	(3)	42,500	$19,372	(15)
Senior Vice President,	2003	$345,052	$364,030		$550,560	(5)	60,000	$30,258	(16)
Merchandising and Supply	2002	$326,926	$418,466		0		75,000	$25,708	(17)
Chain Management

Timothy E. Kullman	2004	$359,692	$220,671		$497,675	(3)	42,500	$16,939	(18)
Senior Vice President and	2003	$347,693	$377,247		$550,560	(5)	60,000	$11,337	(19)
Chief Financial Officer	2002	$196,154	$376,086	(20)	0		100,000	$1,439	(21)

(1)	Includes amount earned in the year reflected, but paid in the following year or deferred.

(2)	We have not granted any stock appreciation rights.

(3)	Includes restricted share grants pursuant to our 2003 Equity Incentive Plan of 50,000 shares for Mr. Francis, 43,750 shares for Mr. Moran, 31,250 shares for Ms. Fitzgerald, 21,250 shares for Mr. Truesdale, and 21,250 shares for Mr. Kullman, all of which had a $23.42 value per share, and Mr. Truesdale received an additional 20,000 share grant of restricted stock at a $29.47 value per share, which were the last reported sale prices of our Common Stock on the Nasdaq National Market on the day before the dates of grant. These shares generally vest four years after the date of grant, provided the shares are not automatically reacquired by PETsMART due to termination of employment during the four-year period. These shares are eligible for dividends, if any, that are declared for all stockholders. The number and value (at market) of aggregate restricted stockholdings as of the end of fiscal year 2004 were: Mr. Francis — 195,000 shares, $5,904,600; Mr. Moran — 128,750 shares, $3,898,550; Ms. Fitzgerald — 48,250 shares, $1,461,010; Mr. Truesdale — 78,250 shares, $2,369,410; and Mr. Kullman — 58,250 shares, $1,763,810.

(4)	Includes $6,165 discretionary contributions made to a 401(k) Savings Plan, $7,428 for insurance-related benefits, and $27,758 for our match in the Non-Qualified Deferred Compensation Plan.

(5)	Includes restricted share grants pursuant to our 1997 Equity Incentive Plan of 145,000 shares for Mr. Francis, 85,000 shares for Mr. Moran, 17,000 shares for Ms. Fitzgerald, 37,000 shares for Mr. Truesdale, and 37,000 shares for Mr. Kullman, all of which had a $14.88 value per share, which was the last reported sale price of our Common Stock on the Nasdaq National Market on the day before the date of grant. These shares generally vest four years after the date of grant, provided the shares are not automatically reacquired by PETsMART due to termination of employment during the four-year period. These shares are eligible for dividends, if any, that are declared for all stockholders.

(6)	Includes $5,285 discretionary contributions made to a 401(k) Savings Plan, $4,177 for insurance-related benefits, and $60,123 for our match in the Non-Qualified Deferred Compensation Plan.

(7)	Includes $5,540 discretionary contributions made to a 401(k) Savings Plan, payment of $1,016 for the premium on term life insurance, and $50,398 for our match in the Non-Qualified Deferred Compensation Plan.

(8)	Includes $6,096 discretionary contributions made to a 401(k) Savings Plan, $5,467 for insurance-related benefits, and $20,072 for our match in the Non-Qualified Deferred Compensation Plan.

(9)	Includes loan forgiveness, respectively, in 2004, 2003, and 2002, of $9,721, $23,218, and $22,312, for Mr. Moran and $24,550, $39,093, and $37,567, for Ms. Fitzgerald. These are full-recourse loans for the purpose of assisting such executive officers with certain relocation expenses. These loans, in accordance with their terms, are forgiven on a monthly basis over 60 months from the date of the loan, provided that Mr. Moran and Ms. Fitzgerald each continue to provide services to PETsMART. For income tax purposes, Mr. Moran and Ms. Fitzgerald recognized the full amount of the loan as income in the year the loan was made; however, in the Summary Compensation Table above, we have elected to present the amount of the loan forgiven per year as bonus earned. However, such income tax obligation, which is non-recurring, was paid in 2003, and as such Mr. Moran and Ms. Fitzgerald had tax obligations due and owing in the respective amounts of $32,112 and $53,555 that PETsMART reimbursed due to the loan agreements. For further information, please see the description of these loans in the section below entitled “Certain Relationships and Transactions.”

(10)	Includes $6,374 discretionary contributions made to a 401(k) Savings Plan, $3,104 for insurance-related benefits, $41,538 for our match in the Non-Qualified Deferred Compensation Plan, and $32,112 for tax reimbursement (see footnote 9).

(11)	Includes $6,227 discretionary contributions made to a 401(k) Savings Plan, payment of $774 for the premium on term life insurance, and $37,935 for our match in the Non-Qualified Deferred Compensation Plan.

(12)	Includes $6,114 discretionary contributions made to a 401(k) Savings Plan, $3,321 for insurance-related benefits, and $9,408 for our match in the Non-Qualified Deferred Compensation Plan.

(13)	Includes $6,051 discretionary contributions made to a 401(k) Savings Plan, $1,961 for insurance-related benefits, $23,087 for our match in the Non-Qualified Deferred Compensation Plan, and $53,555 for tax reimbursement (see footnote 9).

(14)	Includes $2,987 discretionary contributions made to a 401(k) Savings Plan, payment of $504 for the premium on term life insurance, and $25,804 for our match in the Non-Qualified Deferred Compensation Plan.

(15)	Includes $6,165 discretionary contributions made to a 401(k) Savings Plan, $3,206 for insurance-related benefits, and $10,001 for our match in the Non-Qualified Deferred Compensation Plan.

(16)	Includes $6,885 discretionary contributions made to a 401(k) Savings Plan, $1,853 for insurance-related benefits, and $21,520 for our match in the Non-Qualified Deferred Compensation Plan.

(17)	Includes $4,891 discretionary contributions made to a 401(k) Savings Plan, payment of $470 for the premium on term life insurance, and $20,347 for our match in the Non-Qualified Deferred Compensation Plan.

(18)	Includes $6,052 discretionary contributions made to a 401(k) Savings Plan, $2,392 for insurance-related benefits, and $8,495 for our match in the Non-Qualified Deferred Compensation Plan.

(19)	Includes $6,062 discretionary contributions made to a 401(k) Savings Plan, $1,810 for insurance-related benefits, and $3,465 for our match in the Non-Qualified Deferred Compensation Plan.

(20)	Includes relocation bonus payment of $125,009.

(21)	Includes $1,153 discretionary contributions made to a 401(k) Savings Plan and payment of $286 for the premium on term life insurance.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Employment Agreements

We have entered into employment agreements or offer letters with our executive officers, which provide for an annual salary and bonus to be determined from time to time by the Board, at its discretion, and participation in our employee benefit programs. The agreements also provide for a grant of options to purchase shares of Common Stock under our stock option plans at an exercise price equal to the fair market value of the Common Stock on the date of grant in accordance with our standard vesting policy.

We have entered into employment agreements with Philip L. Francis, our Chairman of the Board and Chief Executive Officer, and Robert F. Moran, our President and Chief Operating Officer, dated May 15, 1999, and August 25, 1999, respectively. Under the terms of such agreements, in addition to the change in control and severance benefits provided under our Executive Change in Control and Severance Benefit Plan (detailed below), if either Mr. Francis’ or Mr. Moran’s employment is terminated without cause, or either is constructively terminated, the vesting of all stock options then held by Mr. Francis or Mr. Moran, as the case may be, shall continue for one year following such termination.

Executive Change in Control and Severance Benefit Plan

On March 25, 2003, we adopted an Executive Change in Control and Severance Benefit Plan for our executive officers and other officers to provide certain severance benefits and/or certain benefits upon a change in control.

Upon a change in control, the plan provides that:

•	50% of all outstanding stock awards for the executive officers will immediately vest, and the remaining outstanding stock awards will vest on the earlier of: (1) a termination that is covered by the plan; (2) normal vesting; or (3) the passage of three years from the change in control; and

•	the executive officer will, subject to certain exceptions, have at least a 12-month period to exercise his or her options following a change in control.

Upon a termination of employment that is covered by the plan (whether or not in connection with a change in control), the plan provides:

•	for a lump sum salary payment equal to 1.5 to 2.0 multiplied by the greater of: (1) the executive officer’s current monthly salary multiplied by 12; or (2) the greatest amount of base salary received in any 12-month period within the prior three years. Such payment may be reduced in the event the executive officer is employed with PETsMART for less than 12 months; and

•	that the executive officer will be entitled (but not obligated) to continue health care coverage, life insurance coverage, outplacement benefits, and other enumerated executive benefits with PETsMART. PETsMART will continue to subsidize the portion of the premiums and benefits payable on account of the executive officer for 1.5 to 2.0 years (one year in the case of outplacement benefits or, in the case of health care coverage, until the executive officer obtains coverage from another source).

Upon a covered termination within three months prior to or within 36 months following a change in control, the plan provides:

•	for a lump sum bonus payment equal to 1.5 to 2.0 multiplied by the sum of the largest amount of any cash bonuses (including certain restricted stock or restricted stock units paid in lieu of cash bonuses) that were paid to the executive officer during any consecutive 12-month period in the three years immediately preceding the change in control.

In the event that the executive officer is subject to the “golden parachute” excise tax (see Section 4999 of the Code) in connection with any payment under the plan, we will provide a gross-up payment to offset the financial impact of such tax to the executive officer.

As a condition of receiving these severance benefits, our executive officers will be required to sign a release of claims and confirm their existing post-termination obligations regarding keeping confidential our proprietary information; refraining from soliciting our employees, other service providers, or suppliers for a limited period of time; and/or not competing with PETsMART for a limited period of time.

Non-Competition Agreements

Each executive officer has entered into a non-competition agreement that prohibits such executive officer from competing with us for a period of one year after termination of his or her employment with PETsMART.

ARTICLE V.    STOCK

PROPOSAL FOUR

APPROVAL OF AN AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO
INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Board of Directors is requesting stockholder approval of an amendment to our Restated Certificate of Incorporation to increase our authorized number of shares of Common Stock from 250,000,000 shares to 625,000,000 shares.

The additional 375,000,000 shares of Common Stock, to be authorized by adoption of the amendment, would have rights identical to our currently outstanding Common Stock. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of our Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon the filing of a certificate of amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

In addition to the 143,070,086 shares of Common Stock outstanding at April 25, 2005, the Board of Directors has reserved 18,778,377 shares for issuance upon exercise of options and rights granted under our stock option and stock purchase plans.

Although at present the Board of Directors has no plans to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use additional capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation:

•	raising capital;

•	providing equity incentives to employees, officers, or directors;

•	establishing strategic relationships with other companies;

•	expanding our business or product lines through the acquisition of other businesses or products;

•	stock dividends to existing stockholders; and

•	other purposes.

Although an increase in the authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect (for example, by diluting the stock of a person seeking to affect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for a combination of the company with another company), this proposal is not in response to any effort of which we are aware to accumulate PETsMART stock or obtain control of PETsMART, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders.

PETsMART’s audited consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and supplementary financial information, are incorporated by reference from PETsMART’s 2004 Annual Report on Form 10-K for the fiscal year ended January 30, 2005.

The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock will be required to approve this amendment to our restated certificate of incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL FOUR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of March 2, 2005, by:

•	all those known by us to be beneficial owners of more than 5% of our Common Stock;

•	each Director and nominee;

•	each of the executive officers named in the Summary Compensation Table; and

•	all PETsMART executive officers, Directors, and nominees as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of Common Stock subject to options currently exercisable on or before May 1, 2005. These shares are not deemed outstanding for computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 145,350,928 shares of our Common Stock outstanding as of March 2, 2005. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o PETsMART, Inc., 19601 North 27th Avenue, Phoenix, Arizona 85027.

	Beneficial Ownership
Beneficial Owner	Number of Shares Issuable Pursuant to Options Exercisable on or Before May 1, 2005	Number of Shares Beneficially Owned (Including Shares Shown in First Column)	Percent of Total
Federated Investors, Inc. (1)	—	8,172,006	5.62%
Federated Investors Tower
Pittsburgh, PA 15222
Wellington Management Co LLP (2)	—	7,946,930	5.47%
75 State Street
Boston, MA 02109
Philip L. Francis (3)(4)	965,565	1,220,417	.84%
Richard K. Lochridge (5)(6)	60,876	81,668	.06%
Thomas G. Stemberg (5)(7)	48,876	82,895	.06%
Walter J. Salmon (5)	69,876	81,041	.06%
Lawrence A. Del Santo (5)	60,876	69,668	.05%
Barbara A. Munder (5)	51,876	60,668	.04%
Ronald Kirk (5)	4,125	9,459	.01%
Rita V. Foley (5)	0	6,184	.00%
Jeffery W. Yabuki (5)	0	6,614	.00%
Gregory P. Josefowicz (5)	0	5,499	.00%
Amin I. Khalifa (5)	0	0	.00%
Robert F. Moran (4) (8)	990,298	1,554,347	1.07%
Barbara A. Fitzgerald (4)	393,271	646,741	.44%
Anthony N. Truesdale (4)	155,571	315,618	.22%
Timothy E. Kullman (4)	29,063	101,313	.07%
All executive officers, Directors, and nominees as a group (21 persons) (4)(5)(9)	3,843,388	5,832,042	4.01%

(1)	Based upon a Schedule 13G filed by Federated Investors, Inc., on February 14, 2005, in which Federated Investors, Inc., and certain affiliates reported that Federated Investors, Inc., and certain affiliates had sole voting power over 8,172,006 of such shares, shared voting power over none of such shares, and shared dispositive power over all 8,172,006 of such shares as of December 31, 2004.

(2)	Based upon a Schedule 13G filed by Wellington Management Co LLP on February 14, 2005, in which Wellington Management Co LLP and certain affiliates reported that Wellington Management Co LLP and certain affiliates had sole voting power over none of such shares, shared voting power over 5,049,921 of such shares, and shared dispositive power over all 7,946,930 of such shares as of December 31, 2004.

(3)	Includes 7,426 shares of Common Stock held by each of Mr. Francis’ two children, one living at his home and one at college.

(4)	Includes restricted shares granted pursuant to our 1997 Equity Incentive Plan, or the 1997 Plan, and our 2003 Equity Incentive Plan, or the 2003 Plan. All such shares will generally vest in four years from their grant date, and are subject to forfeiture in the event the executive officer is not continuously employed by PETsMART until such date. The executive officers named in the Summary Compensation Table below were granted the following number of restricted shares respectively out of the 1997 Plan in 2003 and the 2003 Plan in 2004 and 2005: Mr. Francis, 145,000, 50,000, and 45,000; and Mr. Moran, 85,000, 43,750, and 37,000; and out of the 1997 Plan in 2003, the 2003 Plan in 2004, and the 1997 Plan in 2005: Ms. Fitzgerald, 17,000, 31,250, and 14,000; Mr. Truesdale, 37,000, 41,250, and 14,000; and Mr. Kullman 37,000, 21,250, and 14,000. All other executive officers received a total of 130,000, 148,000 and 73,500 restricted shares out of the 1997 Plan, the 2003 Plan, and the 1997 Plan, during 2003, 2004, and 2005 respectively.

(5)	Includes restricted shares granted pursuant to the 1997 Plan. All such shares will generally vest in four years from their grant date and are subject to forfeiture in the event the director ceases to be a member of the Board of Directors until such date. In 2004, each Director received 2,561 shares for a total of 20,488, and in 2005, each Director received 1,986 shares for a total of 17,874.

(6)	Includes 16,245 shares of Common Stock held by the Lochridge Living Trust.

(7)	Includes 5,354 shares of Common Stock held by the Thomas Stemberg Trust.

(8)	Includes 24,315 shares of Common Stock held by Mr. Moran’s spouse.

(9)	Includes 1,589,910 shares of Common Stock beneficially owned by other PETsMART executive officers, of which 1,000 shares are held by Mr. Crozier’s spouse, and 1,013,115 are subject to options exercisable on or before May 1, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of PETsMART. Officers, Directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 30, 2005, all Section 16(a) filing requirements applicable to our officers, Directors, and greater than 10% stockholders were met; except Mr. David K. Lenhardt, Mr. Anthony N. Truesdale, Ms. Nancy J. Pedot, Mr. David Quinn, and Mr. Thomas O’Malley each filed one Form 4 non-timely to report one reportable event, and Mr. Mark D. Mumford filed one Form 4 non-timely to report three reportable events.

STOCK AWARD GRANTS, EXERCISES, AND PLANS

We grant options to our executive officers under our 2003 Equity Incentive Plan, or the 2003 Plan. As of April 25, 2005, options to purchase a total of 8,403,965 shares were outstanding under the 2003 Plan, 673,523 were in unvested restricted stock, and 5,304,318 stock awards remained available for grant thereunder.

The following two tables show, for the fiscal year ended January 30, 2005, information regarding options granted to, exercised by, and held at year-end by the executive officers named in the Summary Compensation Table above.

Option Grants in Fiscal Year 2004

The exercise price of each option was equal to the fair market value of our Common Stock on the date of grant as reported on the Nasdaq National Market. The exercise price may be paid in cash, in shares of our Common Stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares. Historically, options vested as to 25% of the shares on the one-year anniversary of the date of grant, and the remaining 75% of the option shares vested and became exercisable each month thereafter on a ratable basis over a period of 36 months in accordance with their terms. In January 2005, we changed the standard vesting schedule for future stock option grants to vest 25% annually.

The potential realizable value is based on the 10-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to the rules promulgated by the SEC and does not represent our prediction of our stock price. Actual gains, if any, are dependent on the actual future performance of our Common Stock, and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders. The potential realizable values at 5% and 10% appreciation are calculated by:

•	multiplying the number of shares of Common Stock under the option by the exercise price per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

•	subtracting from that result the aggregate option exercise price.

Percentages shown under “Percentage of Total Options Granted to Employees in Fiscal Year 2004” are based on an aggregate of 3,054,936 options granted to PETsMART employees under our stock option plans in fiscal year 2004.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year 2004	Exercise Price	Expiration Date	5%	10%
Philip L. Francis	100,000	3.3%	$23.42	2/4/2014	$1,472,871	$3,732,545
Robert F. Moran	87,500	2.9%	$23.42	2/4/2014	$1,288,762	$3,265,977
Barbara A. Fitzgerald	42,500	1.4%	$23.42	2/4/2014	$625,970	$1,586,332
Anthony N. Truesdale	42,500	1.4%	$23.42	2/4/2014	$625,970	$1,586,332
Timothy E. Kullman	42,500	1.4%	$23.42	2/4/2014	$625,970	$1,586,332

Aggregated Option Exercises
in Fiscal Year 2004 and Option
Values at January 30, 2005

This table shows stock option exercises by our executive officers named in the Summary Compensation Table above during fiscal year 2004, and their exercisable and unexercisable stock options as of January 30, 2005. Amounts shown under the column “Value of Unexercised In-the-Money Options at January 30, 2005” are based on $30.28 per share, which was the last reported sale price of our Common Stock on the Nasdaq National Market on January 28, 2005, the last trading day of our fiscal year 2004, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for the shares. Our executive officers do not have stock appreciation rights.

				Number of Securities Underlying Unexercised Options at January 30, 2005		Value of Unexercised In-the-Money Options at January 30, 2005
Name	Number of Shares Acquired on Exercise		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Philip L. Francis	720,000	(1)	$21,522,032	948,378	297,395	$19,629,417	$4,245,817
Robert F. Moran	0		0	928,256	244,603	$21,082,829	$3,468,468
Barbara A. Fitzgerald	24,000	(1)	$842,461	381,313	97,187	$7,321,769	$1,258,712
Anthony N. Truesdale	96,866		$3,176,139	129,946	98,854	$2,789,087	$1,304,138
Timothy E. Kullman	84,583		$2,961,041	6,667	104,005	$111,250	$1,362,300

(1)	Exercised and subsequently sold through a Rule 10b5-1(c) trading plan.

Equity Compensation Plans

All share numbers and information in the table and footnotes below are as of January 30, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (1)	8,323,899	$14.01083	9,228,692	(2)
Equity compensation plans not approved by stockholders (3)	2,706,559	$11.86543	2,965,546
Total	11,030,458	$13.48441	12,194,238

(1)	The plans included in this row are the: 1996 Non-Employee Director’s Equity Plan, 2002 Employee Stock Purchase Plan, and 2003 Equity Incentive Plan. With respect to the 2002 Employee Stock Purchase Plan, 3,250,349 shares available for issuance are included in column (c) in the reserve. No amounts with respect to the 2002 Employee Stock Purchase Plan are included in columns (a) or (b).

(2)	Under the 2003 Equity Incentive Plan, we may grant stock bonuses, stock options, and stock appreciation rights for the full amount of the share reserve of 5,978,343. However, no more than twenty percent of the aggregate number of stock awards granted shall have an exercise price, strike price, or purchase price, as applicable, less than the fair market value of our stock on the date the stock award is granted.

(3)	The plan included in this row is the 1997 Equity Incentive Plan.

1996 Non-Employee Directors Equity Plan

As of April 25, 2005, stock options to purchase 287,215 shares of Common Stock were also outstanding under PETsMART’s 1996 Non-Employee Directors Equity Plan with exercise prices ranging from $3.03 to $19.00 per share. The 1996 Non-Employee Directors Equity Plan expired on May 11, 2002, and no further options may be granted under this plan.

1997 Equity Incentive Plan

The 1997 Equity Incentive Plan, or the 1997 Plan, provides for the grant of nonstatutory stock options and the issuance of restricted stock and stock bonuses to our employees, Directors, and consultants. In addition, shares of our Common Stock may be issued to members of our Board, at their election, as compensation for their Directors’ fees. As of April 25, 2005, under the 1997 Plan there were 9,750,000 shares authorized for issuance, 2,558,352 shares subject to outstanding stock option grants, 1,410,103 shares of unvested restricted stock, and 2,224,527 shares available for future grant and issuance, plus any shares that might be returned to the 1997 Plan in the future as a result of cancellations or expirations of granted options and the repurchase of unvested restricted stock and stock bonuses. The 1997 Plan will expire upon the earlier of its termination by our Board or when there are no more shares available for issuance under the 1997 Plan.

The terms and price of nonstatutory stock options granted under the 1997 Plan are determined by our Board, or a committee appointed by our Board, and are set forth in each optionee’s option agreement; provided, however, that the exercise price of nonstatutory stock options granted under the 1997 Plan must be equal to the fair market value of the Common Stock on the grant date. The term of the nonstatutory stock options granted under the 1997 Plan has generally been 10 years. Historically, stock options vested as to 25% of the shares on the one-year anniversary of the date of grant, and the remaining 75% of the option shares vested and became exercisable each month thereafter on a ratable basis over a period of 36 months in accordance with their terms. As of January 2005, we modified the vesting schedule to vest 25% annually. In the future, stock options may have the same or different vesting terms as determined by our Board or a committee appointed by our Board. Our Board, or a committee appointed by our Board, sets the terms of stock awards. Generally, an option terminates three months after the optionee’s service to PETsMART terminates. If the termination is due to the optionee’s disability, the exercise period generally is extended to 12 months. If the termination is due to the optionee’s death or if the optionee dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death.

Upon a change in control of PETsMART, the surviving entity will either assume or substitute outstanding awards under the 1997 Plan, or, in the event the surviving entity refuses to assume or substitute outstanding awards, the vesting and exercisability of such stock awards will accelerate in full. If a participant’s service to PETsMART is terminated involuntarily without cause or voluntarily for good reason within 18 months of a change in control, then the vesting and exercisability of the stock awards held by the participant will accelerate in full.

In 2005, PETsMART added a potential vesting benefit applicable to grants of restricted stock, in the event of a plan retirement. A plan retirement occurs when an eligible retiree terminates service with PETsMART, or one of our affiliates, either (a) as a result of their death or disability, or (b) pursuant to their voluntary cessation of employment, but only if (i) such voluntary cessation has been designated by PETsMART, in our sole discretion, as a retirement, (ii) PETsMART determines that such resignation is not detrimental to it, and (iii) the employee enters into a non-competition agreement in a form acceptable to PETsMART. An employee is an eligible retiree if, at the time of their cessation of employment, they are (a) an employee, (b) at least 55 years of age, (c) have been continuously employed by PETsMART or one of our affiliates during the five-year period ending on the date of their termination, and (d) the sum of their age and the number of years of continuous employment with PETsMART, or one of our affiliates, ending on the date of their termination, is at least 62. The shares of restricted stock granted after 2004 for those eligible retirees who have a plan retirement may vest 25% for each full year between the date of grant and the date of their retirement termination.

2002 Employee Stock Purchase Plan

In December 2001, our Board of Directors approved 4,000,000 shares of PETsMART Common Stock for issuance under our 2002 Employee Stock Purchase Plan, or the Purchase Plan, subject to stockholder approval, which was received in June 2002. As of April 25, 2005, 889,636 shares of Common Stock had been purchased under the Purchase Plan and 3,110,364 shares remained available for future issuance. The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Eligible employees can have up to 15% of their earnings withheld to be used to purchase shares of Common Stock on specified dates determined by the Board, generally once every six months. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the specified purchase date. The Board may specify an offering period of up to 27 months. Currently, no participant may purchase more than 3,750 shares of Common Stock on any purchase date, and no more than 300,000 shares may be sold in the aggregate on any purchase date.

The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, the Purchase Plan will automatically terminate on July 31, 2012, or the date on which the shares available under the Purchase Plan, as adjusted from time to time, are exhausted. No rights may be granted under this Purchase Plan while the Purchase Plan is suspended or after it is terminated.

Upon a change in control of PETsMART, then as determined by the Board in its sole discretion: (a) any surviving corporation may assume outstanding rights or substitute similar rights for those under the Purchase Plan; (b) such rights may continue in full force and effect; or (c) a participant’s accumulated payroll deductions may be used to purchase our Common Stock within five business days prior to the consummation of the change in control and the participant’s rights under the ongoing offering terminate.

2003 Equity Incentive Plan

During fiscal 2003, the stockholders of PETsMART approved an amendment and restatement of the 1995 Equity Incentive Plan as the 2003 Equity Incentive Plan, or the 2003 Plan. The amendments to the 2003 Plan included an increase of 7,000,000 shares of Common Stock authorized for issuance, an extension of the term to August 31, 2007, a minimum exercise price for all options granted that is equivalent to the fair market value on the date of the grant, a cap of 20% on awards that may be granted below fair market value on the date of grant, and the awards subject to the cap shall have a cumulative weighted average vesting period of at least three years. The 2003 Plan provides for the grant of nonstatutory stock options and the issuance of restricted stock and stock bonuses to our employees, Directors, and consultants. In addition, shares of our Common Stock may be issued to members of our Board, at their election, as compensation for their Directors fees. As of April 25, 2005, under the 2003 Plan there were 31,714,286 shares authorized for issuance, 8,403,965 shares subject to outstanding stock option grants, 673,523 shares of unvested restricted stock, and 5,304,318 shares available for future grant and issuance, plus any shares that might be returned to the 2003 Plan in the future as a result of cancellations or expirations of granted options and the repurchase of unvested restricted stock and stock bonuses. The 2003 Plan will expire upon the earlier of August 31, 2007, its termination by our Board, or when there are no more shares available for issuance under the 2003 Plan. Upon a change in control of PETsMART, the surviving entity will either assume or substitute outstanding awards under the 2003 Plan, or, in the event the surviving entity refuses to assume or substitute outstanding awards, the vesting and exercisability of such stock awards will accelerate in full. Please see the section above entitled “Employment and Severance Agreements” for a description of such arrangements and agreements.

In 2005, PETsMART added a potential vesting benefit applicable to grants of restricted stock, in the event of a plan retirement. A plan retirement occurs when an eligible retiree terminates service with PETsMART, or one of our affiliates, either (a) as a result of their death or disability, or (b) pursuant to their voluntary cessation of employment, but only if (i) such voluntary cessation has been designated by PETsMART, in our sole discretion, as a retirement, (ii) PETsMART determines that such resignation is not detrimental to it, and (iii) the employee enters into a non-competition agreement in a form acceptable to PETsMART. An employee is an eligible retiree if, at the time of their cessation of employment, they are (a) an employee, (b) at least 55 years of age, (c) have been continuously employed by PETsMART or one of our affiliates during the five-year period ending on the date of their termination, and (d) the sum of their age and the number of years of continuous employment with PETsMART, or one of our affiliates, ending on the date of their termination, is at least 62. The shares of restricted stock granted after 2004 for those eligible retirees who have a plan retirement may vest 25% for each full year between the date of grant and the date of their retirement termination.

PERFORMANCE MEASUREMENT COMPARISON1

The following graph shows the total stockholder return of an investment of $100 made on January 30, 2000, including reinvestment of dividends, as of the last day of our fiscal years ended January 30, 2000; January 28, 2001; February 3, 2002; February 2, 2003; February 1, 2004, and January 30, 2005:

•	in our Common Stock;

•	in the Standard & Poor’s 500 Index; and

•	in the Standard & Poor’s Specialty Stores.

Historic stock price performance is not necessarily indicative of future stock price performance.

*$100 invested on 1/30/00 in stock or on 1/31/00 in index-including reinvestment of dividends. Indexes calculated on month-end basis.

	01/30/2000	01/28/2001	02/03/2002	02/02/2003	02/01/2004	01/03/2005
PETsMART, Inc.	100	88.28	241.89	331.05	521.48	672.04
S & P 500	100	99.10	83.10	63.97	86.09	91.45
S & P SPECIALTY STORES	100	113.40	142.20	121.36	165.47	180.41

[1]	This section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any PETsMART filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ARTICLE VI.    CERTAIN RELATIONSHIPS AND TRANSACTIONS

Indemnity Agreements

We have entered into indemnity agreements with our Directors and officers which provide, among other things, that we will indemnify such Director or officer, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines, and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a Director, officer, or other agent of PETsMART, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Change in Control and Severance Agreements

Please see the section above entitled “Employment and Severance Arrangements” for a description of such arrangements and agreements.

Loans

We previously utilized relocation loans and bridge loans for several purposes during the hiring process, to act as an incentive and to help minimize the financial burden of relocating executive officers to Phoenix, Arizona. All of the following loans were made prior to July 28, 2002, the effective date of the prohibition against loans to executive officers contained in the Sarbanes-Oxley Act of 2002, and we have discontinued this practice. Ms. Fitzgerald and Mr. Moran each received full-recourse loans, evidenced by unsecured, non-interest bearing notes, for the purpose of assisting them with certain relocation expenses. The dates of loan execution were October 20, 2000, and October 1, 1999, respectively, with maturity dates of November 2005 and September 2004. The largest amounts outstanding during fiscal year 2004 were $40,917 and $8,506, respectively, with an outstanding balance for Ms. Fitzgerald on January 30, 2005, of $16,367 and no outstanding balance for Mr. Moran. These loans are forgiven on a monthly basis over 60 months from the date of the note. The executive officers are entitled to tax gross-ups on the amounts forgiven.

Relationships

The following information is not required to be disclosed by securities laws, but we are disclosing it for your information: Mr. Francis, our Chairman of the Board and Chief Executive Officer; Mr. Moran, our President and Chief Operating Officer, Ms. Fitzgerald, our Senior Vice President, Operations, and Mr. Truesdale, our Senior Vice President, Merchandising and Supply Chain Management, are all members of the board of directors of PETsMART Charities, Inc., an independent 501(c)(3) organization, to which PETsMART provides in-kind services and charitable contributions. Ms. Fitzgerald and Messrs. Francis, Moran, and Truesdale do not receive any remuneration for their involvement with PETsMART Charities, Inc. PETsMART’s charitable contributions to PETsMART Charities, Inc., are immaterial to our business, and the uninterested members of the Board of Directors have determined that such relationship does not in any way interfere with the performance of their duties to PETsMART.

In addition, Mr. Francis and Mr. Moran both are members of the board of directors of MMI Holdings, Inc., which, through its subsidiary Medical Management International, Inc., conducts business in our PETsMART stores as Banfield, The Pet Hospital. For a more detailed description of the relationship with Medical Management International, Inc., please see our 2004 Annual Report on Form 10-K, filed with the SEC on April 12, 2005.

ARTICLE VII.    OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named on the accompanying Proxy Card to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Scott A. Crozier
Secretary

May   , 2005

A COPY OF PETsMART’s ANNUAL REPORT TO THE SEC ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 2005, IS AVAILABLE WITHOUT CHARGE THROUGH OUR WEBSITE (WWW.PETM.COM) AND UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, PETsMART, INC., 19601 NORTH 27TH AVENUE, PHOENIX, ARIZONA 85027.

Exhibit A

AUDIT COMMITTEE CHARTER

GENERAL

The Audit Committee (“Committee”) shall be appointed by the Board of Directors (“Board”) and shall be comprised of at least three directors, each of whom shall be “independent” of PETsMART, Inc. (the “Company”) and its management, under the rules of the Nasdaq National Market (“Nasdaq”) and, as applicable, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). All Committee members shall meet the financial literacy requirements of Nasdaq, and at least one member shall meet the financial expertise requirements of Nasdaq.

The purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements and accounting and financial reporting processes; the audit of the Company’s financial statements; the compliance by the Company with its systems of internal accounting and financial controls and legal and regulatory requirements; the independence of the Company’s external auditors and the performance of the Company’s external and internal auditors.

The Committee shall have full and unrestricted access to all books, records, facilities and personnel of the Company as required to properly discharge its responsibilities. The Committee is empowered to investigate any matter relating to the Company brought to the Committee’s attention. The Committee has the authority to retain independent legal, accounting and other consultants to advise the Committee, as the Committee shall deem appropriate in the discharge of its responsibilities. The Committee shall determine the extent of funding necessary for payment of compensation to the independent auditors and to any independent legal, accounting and other consultants retained to advise the Committee.

The Committee shall meet at such times as it deems necessary, but not less frequently than quarterly. The Committee may form and delegate authority to subcommittees as it deems appropriate.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations. This is the responsibility of management and the independent auditors.

AUDIT COMMITTEE DUTIES AND RESPONSIBILITIES

In carrying out its responsibilities, the Committee and its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.

The Committee shall perform the following functions:

1.	Review and reassess the adequacy of this Charter on an annual basis and review its own performance annually.

2.	With respect to the independent auditors:

•	Have sole authority for the retention, compensation, termination and oversight of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting), which auditors shall report directly to the Committee.

•	Have sole authority to approve the independent auditors’ fee arrangement and other terms of service.

•	Approve in advance all auditing services to be provided by the independent auditors.

•	Review the scope and general extent of the independent auditors’ audit examination prior to the annual audit. This review should also include the Vice President of Internal Audit’s evaluation of the performance of the independent auditors, including the degree of audit coordination and overall audit coverage.

•	Establish policies and procedures, including the pre-approval process, for the engagement of the independent auditors and to provide permissible non-audit services. Pre-approval of non-audit services up to $50,000.00 may be delegated to one or more Committee members. Each pre-approval decision pursuant to this delegation will be presented to the full Committee at its next scheduled meeting for ratification.

•	Monitor and ensure that the rotation of the partners for the independent auditors on the Company’s audit engagement team is performed as required by applicable laws and rules.

•	Receive periodic reports from the independent auditors regarding the auditors’ independence, including the written disclosures required by Independence Standards Board Standard No. 1, discuss such reports with the auditors and, if so determined by the Committee, recommend that the Board take appropriate action to insure the independence of the auditors.

•	Discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit.

•	Obtain and review at least annually a formal written report from the independent auditors (a) describing the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by an inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

•	Review all reports required to be submitted by the independent auditors to the Committee under Section 10A of the Exchange Act including:

•	All critical accounting policies and practices used by the Company;

•	All alternative treatments of financial information within GAAP for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

•	Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

3.	Review quarterly and annual financial statement information with management and the independent auditors prior to the release of this information to the public and the relevant filing with the Commission.

4.	Obtain and review a periodic report from management relating to the accounting principles used in the preparing of the Company’s financial statements, including those policies of which management is required to exercise discretion or judgments regarding the implementation thereof.

5.	Discuss with the independent auditors, without management being present, its judgments about the quality and appropriateness of the Company’s accounting principles and financial disclosure practices as applied in its financial reporting.

6.	Review major changes to the Company’s auditing and accounting principles and practices, as suggested by the independent auditors, internal auditors or management.

7.	Review periodically with the independent auditors any problems or difficulties the auditors may have encountered, including any restrictions on the scope of activities or access to required information, and any management letter provided by the auditor and the Company’s response to that letter.

8.	Review periodically with management, the internal auditors and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

9.	Review and discuss with management periodically all material off-balance sheet transactions, arrangements, obligations, (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial conditions, changes in financial conditions, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

10.	Meet at least annually with the Chief Financial Officer, the Vice President of Internal Audit and the independent auditors in separate executive sessions.

11.	With respect to the internal audit function:

•	Review and concur in the appointment, replacement, reassignment or discharge of the Vice President of Internal Audit.

•	Review with the Vice President of Internal Audit on at least an annual basis the scope and plan of the work to be done by the Internal Audit Department and the performance of the Internal Audit Department.

•	Review a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any significant deviations from the original plan.

•	In consultation with the independent auditors, the Internal Audit Department and management, review periodically the adequacy of the Company’s internal control structure and procedures designed to insure compliance with applicable laws and regulations and discuss the responsibilities, budget and staffing needs of the Internal Audit Department.

12.	Recommend to the Board whether the Company’s annual audited financial statements should be included in the Company’s Form 10-K.

13.	Review and approve the report of the Committee required by the rules of the Commission to be included in the Company’s annual proxy statement.

14.	Establish policies for the hiring of current or former partners, principals, shareholders or employees of the Company’s independent auditors in accordance with applicable law.

15.	Review at least annually management’s monitoring of compliance with the Company’s Code of Business Ethics & Policies.

16.	Review periodically with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s policies to ensure compliance with applicable rules and regulations and any material reports or inquiries received from regulators or governmental agencies.

17.	Establish procedures of the Committee for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

18.	Function as a qualified legal compliance committee (a “QLCC”) for the Company within the meaning of Part 205 of the Securities and Exchange Commission Rules. In its capacity as a QLCC, the Audit Committee shall receive any reports of material violations governed by such rule from attorneys representing the Company, including in-house counsel. The Audit Committee shall take such actions as may be permitted or required of a QLCC under applicable law, and the QLCC shall establish a charter and procedures for handling any such report by Company counsel.

19.	Perform any other activities consistent with this Charter, the Company’s by-laws and governing laws, that the Committee or the Board deems necessary or appropriate.

20.	Report periodically to the Board at regularly scheduled Board Meetings.

PETSMART®

19601 N. 27TH AVENUE
PHOENIX, AZ 85027

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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to PETsMART, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

PETSM1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

PETsMART, Inc.

Vote on Directors

1. To elect four directors to hold office until the 2008 Annual Meeting of Stockholders.
   01) Lawrence A. Del Santo
   02) Philip L. Francis
   03) Gregory P. Josefowicz
   04) Richard K. Lochridge

For All	Withhold All	For All Except
▯	▯	▯

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

____

Vote on Proposals

	Yes	No
Please indicate if you plan to attend this meeting.	▯	▯

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2005 Annual Meeting of Stockholders

If you submit your proxy by telephone or Internet, do not return your proxy card.
Thank you for your proxy submission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

The undersigned hereby appoints Philip L. Francis and Scott A. Crozier, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of PETsMART, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Thursday, June 23, 2005, at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Four Seasons Hotel Boston, 200 Boylston Street, Boston, Massachusetts 02116. We intend to mail this proxy card on or about May __, 2005, to all stockholders entitled to vote at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS IN PROPOSALS 1 AND 2 AND FOR PROPOSALS 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE